Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
August 4, 2010		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2010 RESULTS

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $798 million, or $1.70 per Common share.

•	After-tax adjusted operating income of $708 million, or $1.51 per Common share; Significant items included in current quarter adjusted operating income:

•

Net pre-tax benefit of $133 million in Individual Annuities from mark-to-market of embedded derivatives and hedging positions, strengthening of reserves for guaranteed death and income benefits, and increased amortization of deferred policy acquisition and other costs.

•	Net pre-tax charge of approximately $30 million in Individual Life from increased net amortization of deferred policy acquisition and other costs.

•	Operational highlights for the second quarter:

•	Individual Annuity gross sales of $5.3 billion, up from $3.4 billion a year ago; net sales $3.5 billion, up from $2.0 billion a year ago.

•	Full Service Retirement gross deposits and sales of $4.0 billion and net additions of $286 million, compared to gross deposits and sales of $3.9 billion and net additions of $87 million a year ago.

•	Individual Life annualized new business premiums of $61 million, compared to $98 million a year ago.

•	Group Insurance annualized new business premiums of $42 million, compared to $61 million a year ago.

•	International Insurance constant dollar basis annualized new business premiums of $408 million, compared to $335 million a year ago.

•	Assets under management of $690 billion at June 30, 2010, compared to $667 billion at December 31, 2009.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $3.3 billion at June 30, 2010, compared to $4.4 billion at December 31, 2009; net unrealized gains of $5.8 billion at June 30, 2010 compared to $998 million at December 31, 2009.

•	GAAP book value for Financial Services Businesses, $28.2 billion or $59.94 per Common share at June 30, 2010, compared to $24.2 billion or $51.52 per Common share at December 31, 2009.

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NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $798 million ($1.70 per Common share) for the second quarter of 2010, compared to $538 million ($1.25 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $708 million ($1.51 per Common share) for the second quarter of 2010, compared to $809 million ($1.87 per Common share) for the second quarter of 2009. Adjusted operating income is a non-GAAP measure as discussed below.

For the first half of 2010, net income for the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.334 billion ($2.85 per Common share) compared to $533 million ($1.28 per Common share) for the first half of 2009. First half 2010 after-tax adjusted operating income for the Financial Services Businesses amounted to $1.407 billion ($3.00 per Common share), compared to $1.236 billion ($2.90 per Common share) for the first half of 2009.

“Our businesses performed well in the second quarter, and our results for the first half are on track toward our objectives for the year. We continue to see benefits from our enhanced competitive position in sales and net asset flows, and we are focused on growing distribution in our U.S. and international markets and building quality business that can provide appropriate returns over market cycles. While there are challenges and uncertainties ahead in the implementation of financial regulatory reform, we strongly believe that the overall goal of enhancing confidence in our financial markets and institutions, and the general principles underlying the reform efforts, are consistent with our business models and our commitment to the financial security and peace of mind of our clients that has been at the core of our business for over 130 years. We are positioned to benefit from changes in the landscape that favor strong companies with solid value propositions, and I have never been more confident in our long-term prospects,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $552 million for the second quarter of 2010, compared to $564 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $286 million in the current quarter, compared to $432 million in the year-ago quarter. Current quarter results include charges of $196 million to strengthen reserves for guaranteed minimum death and income benefits and $88 million representing a net increase in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business. These charges were largely driven by decreases in market value of customer accounts during the current quarter. Mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after

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amortization of deferred policy acquisition and other costs, and hedging positions implemented in mid-2009 to mitigate exposure to declines in capital from adverse financial market conditions, resulted in a net benefit of $417 million to current quarter adjusted operating income, driven mainly by a benefit of $385 million from the required adjustment of embedded derivative liabilities for living benefits to reflect market-based non-performance risk associated with our own credit standing. Results for the year-ago quarter included a net benefit of $416 million from adjustment of reserves and amortization to reflect an update of estimated profitability, largely driven by increases in customer account values associated with favorable financial market conditions during that quarter. In addition, results for the year-ago quarter included a net charge of $57 million from mark-to-market of embedded derivatives and hedging positions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $80 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $142 million for the current quarter, compared to $99 million in the year-ago quarter. The increase resulted primarily from a greater contribution from investment results and higher fees associated with growth in full service retirement account values.

The Asset Management segment reported adjusted operating income of $124 million for the current quarter, compared to $33 million in the year-ago quarter. The increase came primarily from more favorable results from commercial mortgage and proprietary investing activities. Current quarter results for the segment’s commercial mortgage activities include net credit and valuation charges of approximately $10 million, compared to approximately $60 million for the year-ago quarter. Investment results associated with proprietary investing activities contributed income of approximately $5 million in the current quarter compared to losses of approximately $20 million in the year-ago quarter. The remainder of the improvement in results came primarily from increased asset management fees reflecting growth in assets under management.

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The U.S. Individual Life and Group Insurance division reported adjusted operating income of $120 million for the second quarter of 2010, compared to $243 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $88 million for the current quarter, compared to $138 million in the year-ago quarter. The decrease came primarily from adjustments of net amortization of deferred policy acquisition costs and other items related to separate account performance, with a negative impact of approximately $30 million on current quarter results and a benefit of approximately $30 million for results of the year-ago quarter. More favorable current quarter mortality experience partially offset the impact of separate account performance.

The Group Insurance segment reported adjusted operating income of $32 million in the current quarter, compared to $105 million in the year-ago quarter. Current quarter results reflected less favorable group life underwriting results than in the year-ago quarter, driven by an adverse fluctuation in claims experience as well as the lapse of certain business with favorable claims experience in the year-ago quarter, reflecting the competitive market. Current quarter results also reflected less favorable group disability claims experience than in the year-ago quarter and higher expenses, which included a $7 million charge in the current quarter for refinement of a premium tax estimate.

The International Insurance and Investments division reported adjusted operating income of $478 million for the second quarter of 2010, compared to $476 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $459 million for the current quarter, compared to $465 million from the year-ago quarter. Adjusted operating income of the segment’s Life Planner insurance operations was $291 million for the current quarter, compared to $315 million in the year-ago quarter. Life Planner results for the year-ago quarter reflected a benefit of $25 million from refinements due to implementation of a new policy valuation system. Excluding this item, results were essentially unchanged from the year-ago quarter, as continued business growth was offset by a less favorable level of policy benefits and expenses in

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the current quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $168 million for the current quarter, compared to $150 million in the year-ago quarter. Gibraltar Life’s results for the year-ago quarter reflected net charges of $7 million from refinements due to implementation of a new policy valuation system. Excluding this item, adjusted operating income increased $11 million from the year-ago quarter. Current quarter results for Gibraltar Life include $7 million from the former Yamato Life business acquired on May 1, 2009, which did not contribute to reported results for the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $9 million on results for the segment’s international insurance businesses in comparison to the year-ago quarter, including $5 million within Gibraltar Life.

The International Investments segment reported adjusted operating income of $19 million for the current quarter, compared to $11 million in the year-ago quarter, primarily reflecting improved results from the segment’s global commodities operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $184 million in the second quarter of 2010, compared to a loss of $168 million in the year-ago quarter. The current quarter loss was primarily driven by interest expense, net of investment income. Net interest costs increased in comparison to the year-ago quarter, primarily reflecting a greater level of capital debt. The Company’s real estate and relocation business reported improved results, with pre-tax income of $10 million in the current quarter compared to $3 million in the year-ago quarter, reflecting more favorable residential real estate market conditions.

Assets under management amounted to $690 billion at June 30, 2010, compared to $580 billion a year earlier and $667 billion at December 31, 2009.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $798 million for the second quarter of 2010, compared to $538 million in the year-ago quarter.

Current quarter net income includes $212 million of pre-tax net realized investment gains and related charges and adjustments. Net realized investment gains in the current quarter reflect $349 million of net increases in market value of derivatives, primarily related to the Company’s

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investment duration management and hedging programs driven by changes in interest rates. The net increases in market value of derivatives were partially offset by $169 million of losses from impairments and sales of credit-impaired investments, including approximately $90 million within the Company’s Japanese insurance operations.

At June 30, 2010, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.280 billion, including $2.183 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $1.266 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at June 30, 2010 include $1.769 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.389 billion at December 31, 2009. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $5.819 billion at June 30, 2010, compared to $998 million at December 31, 2009.

Net income for the current quarter also reflects pre-tax increases of $79 million in recorded asset values and $144 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $7 million of pre-tax losses from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $868 million of pre-tax net realized investment losses and related charges and adjustments, increases of $686 million in recorded assets and $347 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and a loss of $24 million from divested businesses, in each case before income taxes.

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $404 million for the second quarter of 2010, compared to a loss from continuing operations before income taxes of $586 million for the year-ago quarter. Current quarter results include pre-tax net realized investment gains of $421 million, primarily from net increases in market value of derivatives used in investment management duration and hedging programs.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $279 million for the second quarter of 2010, compared to a net loss of $375 million for the year-ago quarter.

For the first half of 2010, the Closed Block Business reported income from continuing operations before income taxes of $663 million, compared to a loss from continuing operations before income taxes of $556 million for the first half of 2009. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $440 million for the first half of 2010, compared to a net loss of $356 million for the first half of 2009.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

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On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.077 billion for the second quarter of 2010 compared to $163 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $1.774 billion for the first half of 2010 and $177 million for the first half of 2009.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets; (3) interest rate fluctuations; (4) reestimates of our reserves for future policy benefits and claims; (5) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (6) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (7) changes in our claims-paying or credit ratings; (8) investment

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losses, defaults and counterparty non-performance; (9) competition in our product lines and for personnel; (10) changes in tax law; (11) economic, political, currency and other risks relating to our international operations; (12) fluctuations in foreign currency exchange rates and foreign securities markets; (13) regulatory or legislative changes, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (15) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (16) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (17) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (18) changes in statutory or U.S. GAAP accounting principles, practices or policies; (19) changes in assumptions for retirement expense; (20) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (21) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. The foregoing risks are even more pronounced in severe adverse market and economic conditions such as those that began in the second half of 2007 and continued into 2009. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

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Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2009, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 5, 2010 at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on August 5, through August 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 144584.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $690 billion of assets under management as of June 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,808	$3,320	$7,339	$6,581
Policy charges and fee income	888	766	1,748	1,500
Net investment income	2,111	2,049	4,186	4,107
Asset management fees, commissions and other income	1,937	167	2,826	2,081

Total revenues	8,744	6,302	16,099	14,269

Benefits and expenses:
Insurance and annuity benefits	4,000	2,928	7,431	6,392
Interest credited to policyholders' account balances	1,049	725	1,932	1,811
Interest expense	258	238	509	485
Other expenses	2,471	1,296	4,309	3,901

Total benefits and expenses	7,778	5,187	14,181	12,589

Adjusted operating income before income taxes	966	1,115	1,918	1,680
Income taxes, applicable to adjusted operating income	258	306	511	444

Financial Services Businesses after-tax adjusted operating income (1)	708	809	1,407	1,236

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	212	(868)	128	(1,531)
Investment gains on trading account assets supporting insurance liabilities, net	79	686	331	831
Change in experience-rated contractholder liabilities due to asset value changes	(144)	(347)	(464)	(392)
Divested businesses	(7)	(24)	(14)	(56)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	18	14	(18)	17

Total reconciling items, before income taxes	158	(539)	(37)	(1,131)
Income taxes, not applicable to adjusted operating income	50	(258)	52	(409)

Total reconciling items, after income taxes	108	(281)	(89)	(722)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	816	528	1,318	514
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(18)	(12)	18	(7)

Income from continuing operations attributable to Prudential Financial, Inc.	798	516	1,336	507
Earnings attributable to noncontrolling interests	27	17	1	6

Income from continuing operations (after-tax) of Financial Services Businesses	825	533	1,337	513
Income (loss) from discontinued operations, net of taxes	—	22	(2)	26

Net income of Financial Services Businesses	825	555	1,335	539
Less: Income attributable to noncontrolling interests	27	17	1	6

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$798	$538	$1,334	$533

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.51	$1.87	$3.00	$2.90
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.45	(2.00)	0.27	(3.57)
Investment gains on trading account assets supporting insurance liabilities, net	0.17	1.58	0.70	1.94
Change in experience-rated contractholder liabilities due to asset value changes	(0.30)	(0.80)	(0.98)	(0.91)
Divested businesses	(0.01)	(0.06)	(0.03)	(0.13)
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	0.01	—	0.01

Total reconciling items, before income taxes	0.30	(1.27)	(0.04)	(2.66)
Income taxes, not applicable to adjusted operating income	0.11	(0.60)	0.11	(0.98)

Total reconciling items, after income taxes	0.19	(0.67)	(0.15)	(1.68)

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	1.70	1.20	2.85	1.22
Income from discontinued operations, net of taxes	—	0.05	—	0.06

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$1.70	$1.25	$2.85	$1.28

Weighted average number of outstanding Common shares (basic)	464.3	432.9	463.7	427.5

Weighted average number of outstanding Common shares (diluted)	473.3	434.3	472.4	428.7

Direct equity adjustment for earnings per share calculation (2)	$10	$11	$20	$22
Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$—	$9	$—

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$9	$10	$18	$14
Income from continuing operations (after-tax) of Financial Services Businesses	$10	$6	$17	$6
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$28,233	$18,681
Per share of Common Stock - diluted	59.94	40.20
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$26,758	$22,452
Per share of Common Stock - diluted	56.81	48.32
Number of diluted shares at end of period	471.0	464.7

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$286	$432	$546	$449
Retirement	142	99	313	258
Asset Management	124	33	207	32

Total U.S. Retirement Solutions and Investment Management Division	552	564	1,066	739

Individual Life	88	138	179	178
Group Insurance	32	105	85	198

Total U.S. Individual Life and Group Insurance Division	120	243	264	376

International Insurance	459	465	943	890
International Investments	19	11	31	18

Total International Insurance and Investments Division	478	476	974	908

Corporate and Other operations	(184)	(168)	(386)	(343)

Financial Services Businesses adjusted operating income before income taxes	966	1,115	1,918	1,680

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	212	(868)	128	(1,531)
Investment gains on trading account assets supporting insurance liabilities, net	79	686	331	831
Change in experience-rated contractholder liabilities due to asset value changes	(144)	(347)	(464)	(392)
Divested businesses	(7)	(24)	(14)	(56)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	18	14	(18)	17

Total reconciling items, before income taxes	158	(539)	(37)	(1,131)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,124	$576	$1,881	$549

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$5,340	$3,419	$10,237	$5,582

Net sales	$3,548	$2,029	$6,727	$2,672

Total account value at end of period	$87,359	$68,320

Retirement Segment:
Full Service:
Deposits and sales	$4,037	$3,890	$9,642	$14,379

Net additions	$286	$87	$1,391	$6,345

Total account value at end of period	$125,176	$110,950

Institutional Investment Products:
Gross additions	$3,692	$2,343	$5,568	$2,970

Net additions (withdrawals)	$1,690	$1,071	$1,427	$(339)

Total account value at end of period	$55,965	$49,475

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$203.5	$163.5
Retail customers	84.2	70.3
General account	196.6	175.6

Total Investment Management and Advisory Services	$484.3	$409.4

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$14.4	$7.7	$21.6	$12.6

Net additions, other than money market	$10.1	$1.2	$11.6	$1.5

Retail Assets Under Management (in billions):
Gross additions, other than money market	$6.8	$4.6	$11.6	$8.1

Net additions, other than money market	$2.9	$1.9	$4.0	$2.1

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Variable life	$5	$5	$10	$9
Universal life	17	32	37	60
Term life	39	61	82	113

Total	$61	$98	$129	$182

Group Insurance Annualized New Business Premiums (3):
Group life	$23	$35	$280	$245
Group disability	19	26	108	160

Total	$42	$61	$388	$405

International Insurance and Investments Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$419	$328	$830	$661

Constant exchange rate basis:	$408	$335	$804	$672

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Closed Block Business Data:
Income Statement Data:
Revenues	$2,018	$825	$3,810	$1,965
Benefits and expenses	1,614	1,411	3,147	2,521

Income (loss) from continuing operations before income taxes	404	(586)	663	(556)
Income taxes	125	(211)	223	(200)

Closed Block Business income (loss) from continuing operations	279	(375)	440	(356)
Income from discontinued operations, net of taxes	—	—	—	—

Closed Block Business net income (loss)	279	(375)	440	(356)
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$279	$(375)	$440	$(356)

Direct equity adjustment for earnings per share calculation (2)	(10)	(11)	(20)	(22)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$269	$(386)	$420	$(378)

Income (loss) from continuing operations per share of Class B Stock	$134.50	$(193.00)	$210.00	$(189.00)
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	—

Net income (loss) per share of Class B Stock	$134.50	$(193.00)	$210.00	$(189.00)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,491	$(608)
Per Share of Class B Stock	745.50	(304.00)
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,324	$883
Per Share of Class B Stock	662.00	441.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$11,054	$6,879	$20,346	$15,404
Benefits and expenses	9,526	6,889	17,802	15,411

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	1,528	(10)	2,544	(7)
Income tax expense (benefit)	433	(163)	786	(165)

Income from continuing operations before equity in earnings of operating joint ventures	1,095	153	1,758	158
Equity in earnings of operating joint ventures, net of taxes	9	5	19	(1)

Income from continuing operations	1,104	158	1,777	157
Income (loss) from discontinued operations, net of taxes	—	22	(2)	26

Consolidated net income	1,104	180	1,775	183
Less: Income attributable to noncontrolling interests	27	17	1	6

Net income attributable to Prudential Financial, Inc.	$1,077	$163	$1,774	$177

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	$798	$538	$1,334	$533
Closed Block Business	279	(375)	440	(356)

Consolidated net income attributable to Prudential Financial, Inc.	$1,077	$163	$1,774	$177

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$496.0	$444.7
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$484.3	$409.4
Non-proprietary assets under management	118.3	89.3

Total managed by U.S. Retirement Solutions and Investment Management Division	602.6	498.7
Managed by U.S. Individual Life and Group Insurance Division	13.2	11.2
Managed by International Insurance and Investments Division	74.0	69.7

Total assets under management	689.8	579.6
Client assets under administration	90.3	106.7

Total assets under management and administration	$780.1	$686.3

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 99 per U.S. dollar; Korean won 1040 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.